Exhibit (p.7)

CARAVAN CAPITAL MANAGEMENT LLC

Code of Ethics

This document is the property of Caravan Capital Management (“Caravan” or the “Company”) and must be returned to the Company when an employee’s association with the Company terminates for any reason.  The contents of this document are confidential, and should not be revealed to third parties.  This Manual is not a full operations or regulatory compliance manual.  It is intended to give sufficient information and guidance so that an employee may gain a broad understanding of the regulatory rules and requirements to which Caravan and its Employees are subject. To retain flexibility and relevance, new policies, guidance and amendments may be promulgated by email or even verbally before ultimately being summarized in this document.  Such communications should be considered to be as valid and binding as the formal guidance contained in this document and the Regulatory Compliance Manual.  Please consult Caravan’s Chief Compliance Officer if you have any questions regarding the information contained herein.

August 31, 2019

TABLE OF CONTENTS

Introduction	2

MAINTENANCE OF cODE OF ETHICS and compliance manual	5

Introduction	5

Risks	5

Testing	5

Policy	6

Procedures	6

Responsibility	7

Code Of Ethics	8

Introduction	8

A. Guiding Principles and Standards of Conduct	9

B.1 Security Reporting Requirements	11

Gifts	17

Outside Business Activities and Involvement in Legal Proceedings	17

Whistleblower Policy	17

Certification of Compliance	21

Compliance Manual

INTRODUCTION

Caravan Capital Management LLC (“Caravan”) is an investment advisor registered with the Securities and Exchange Commission (“SEC”).  As an investment advisor, we have a fiduciary duty to our clients and owe them a duty of loyalty, a duty to act with utmost good faith, and a duty to make full and fair disclosure of all material facts.

As an investment advisor registered with the SEC, Caravan and its investment advisor representatives are subject to the requirements of the Investment Advisers Act of 1940 (“Advisers Act”), the rules pursuant thereto.  In addition, as a sub-advisor to a registered fund, Caravan is subject to the Investment Company Act of 1940 (“40 Act”) and related rules.

The policies and procedures contained in this manual apply to all of Caravan’s investment advisor representatives (i.e., employees, officers, directors, partners, members as well as any other natural person associated with Caravan that has access to information regarding clients’ transactions, is involved in making securities recommendations to Caravan’s clients, or has access to Caravan’s nonpublic recommendations).  This manual, and any revisions or updates to this manual, will be distributed to all investment advisor representatives, who shall acknowledge their receipt thereof.  Investment advisor representatives are asked and encouraged to raise questions, criticisms or comments about these policies and procedures.  Suggestions for changes or additions are welcome and should be directed to Caravan’s Chief Compliance Officer (“CCO”), Gaizka Ibanez de Opakua. Please contact either the CCO if you feel that any of Caravan’s disclosure documents, including its form ADV, advisory contracts or offering materials are inaccurate, incomplete or out-of-date. If the CCO is unavailable, please contact the firm’s Chief Executive Officer (CEO), Clifford H. Quisenberry Jr if you need any clarification regarding the manual or compliance matters in general.

Caravan is committed to fostering a culture of compliance with relevant laws, regulations and ethical standards. You are required to complete the Code of Ethics Acknowledgement Form both initially upon the commencement of your employment with Caravan and annually thereafter.  In addition, all Employees must:

•                  Be thoroughly familiar with the summary policies and procedures set forth in this Manual;

•                  Be thoroughly familiar with the full policies and procedures set forth in the Compliance Manual as such policies and procedures relate to Employees’ responsibilities;

•                  Abide by Caravan’s policies and procedures, including, but not limited to, those contained in this manual, may expose you and/or the firm to significant consequences including disciplinary action, termination, regulatory sanctions, and potential civil and/or criminal penalties

•                  Notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or you become aware of another person’s failure to comply with) the policies and procedures set forth in the Manual;

•                  Notify the CCO promptly if you become aware of any practice that arguably involves Caravan in a conflict of interest with any of its Clients;

•                  In the event that you become aware of, or suspect, any activity that is a violation or possible violation of the law or Caravan Capital Management LLC’s policies and procedures, you are required to notify the CCO immediately. You will not be penalized and your status at Caravan will not be jeopardized by communicating such matters to the CCO or to the CEO. Retaliation against any employee is cause for appropriate corrective action, up to and including dismissal.

•                  Notify the CCO promptly if you become aware of any part of any disclosure document that you believe may be inaccurate, incomplete or out of date in any respect.

•                  Cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) CCO to discharge his/her respective duties under the Manual and (ii) Caravan to comply with the State and Federal Securities Laws to which it is subject; and

Violations of this Code of Ethics or the Compliance Manual may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of management.  In any situation where you are unsure about the application of this Code or any of the policies, you are encouraged to discuss the situation confidentially with the CCO or the CEO

The Code and the policies and procedures set forth herein supersede all policy statements and procedures and other communications on the subjects discussed herein.

Caravan may amend the Code of Ethics, the Compliance procedures and/or adopt new interpretations of the policies and procedures contained in the Manual as the firm deems appropriate with the approval of the CCO.  All material amendments to, and new interpretations of, the Manual shall be conveyed to Employees and require their acknowledgement of receipt and understanding of the amendments.

MAINTENANCE OF CODE OF ETHICS AND COMPLIANCE MANUAL

Introduction

Rule 206(4)-7 under the Advisers Act requires advisers to develop an internal compliance program and to maintain a written set of policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules thereunder.  The policies and procedures must be reviewed no less frequently than annually to determine their overall adequacy and effectiveness.  This Code of Ethics is designed to comply with all relevant requirements under Rule 204A-1 of the Advisers Act and Rule 17j-1 of the 40 Act.

Risks

In developing the policies and procedures, Caravan considered the material risks associated with maintaining the Manual.  The analysis includes risks such as:

•                  Written procedures are outdated, ineffective and/or not reflective of its actual practices.

•                  Employees may not feel comfortable bringing a compliance matter to the attention of the CCO, and/or the CEO.

•                  Poor financial condition of the Company or its Employees may increase the likelihood of decisions or actions that are not in the best interest of Clients.

Caravan has established the following policies and procedures as an attempt to mitigate these risks.

Testing

Caravan has established multiple parameters by which it intends to test the adequacy and effectiveness of the policies and procedures contained in the Manual.  Specifically, Caravan will consider the following types of testing procedures:

•                  Quality Control or Transactional Testing — Compliance tests that review and analyze information on a contemporaneous transaction-by-transaction basis in order to identify shortcomings.  Two examples of transactional testing are:  (1) reviewing a personal trade submitted by an Employee; and (2) reviewing the quality of execution on a single client trade.

•                  Periodic Testing — Compliance tests that review and analyze information over time in order to identify unusual patterns to determine if the outcomes of advisory activities are consistent with expectations.  Dissimilar to transactional testing, forensic testing does not just look at single transactions; instead, multiple transactions are reviewed by “looking-back” to identify patterns.  Two examples of forensic testing are:  (1) reviewing all of the personal trades submitted by an Employee over the past year to determine the adequacy and effectiveness of the personal trading policy and procedures; and (2) reviewing the quality of execution on a client’s trades that were effected over the past year to determine the adequacy and effectiveness of the trading policy and procedures.

The scope and purpose of the testing is dependent on the activity that is addressed in each procedure and Caravan may utilize third party service procedures to perform some or all of the testing procedures described above.  Additionally, Caravan intends on strengthening its compliance program through the analysis and review of the results obtained through its testing processes.

Policy

Caravan shall review the Manual no less frequently than annually to ensure the adequacy of the policies and procedures contained herein.  As part of these reviews, Caravan shall test the effectiveness of its policies and procedures as required by Rule 206(4)-7.  The reviews will include, in part, specific consideration of the following:

•                  Any compliance matters that arose during the previous year;

•                  Any changes in the business activities of Caravan (or any affiliated entities); and

•                  Any changes to applicable laws, rules or regulations that might suggest a need to revise the Manual.

All required changes to the Manual resulting from the reviews and/or other considerations shall be approved and made by the CCO

Procedures

•                  The CCO shall be responsible for coordinating the reviews (annually, and on an as-needed basis) of the Manual and Caravan’s policies and procedures.  Documentation of the reviews shall be kept in written format and made available to individuals as required by law, and other parties that Caravan deems appropriate.

•                  Caravan may engage third parties to assist on a periodic or ongoing basis with regard to a variety of matters, including but not limited to: annual review of its compliance program, personal trading reviews, ongoing marketing and advertising reviews, assistance with regulatory filings, and assistance during regulatory inspections.

•                  Any changes to the Manual shall be made by the CCO or a designee appointed by him/her.  All final changes shall be approved by the CCO.  However, on an ongoing basis, the CCO shall coordinate consideration of proposed material changes to, and material breaches of, the policies and procedures set forth in this Manual, with the CEO.

•                  The CCO is designated with the full power to enforce the policies and procedures set forth in the Manual.  The CCO shall report any known material violations of the Manual to Caravan’s CEO.

•                  Caravan will not tolerate retaliatory actions against Employees who report violations of the Manual.  In order to minimize the potential for such behavior, all reports of compliance-related issues will be treated as being made on an anonymous basis.  Employees shall report all material compliance related issues to the CCO or  the CEO.

•                  All questions regarding the Manual and the policies and procedures contained therein shall be directed to the CCO.

•                  All requests by third parties to review the Manual, compliance testing results, correspondence by Caravan and regulators and other compliance related documents are to be forwarded to the CCO.  In no instance are Employees authorized to respond to such requests without the approval of the CCO.

Responsibility

The CCO is responsible for the successful implementation of the policies and procedures contained in the Manual.  The CCO is also charged with a myriad of additional compliance responsibilities that include, among other things, the following:

•                  Determining who must abide by the Manual, such as temporary employees, etc.;

•                  Advising Employees on the importance of compliance;

•                  Instilling a compliance-oriented culture at Caravan ;

•                  Ensuring that all Employees with specific compliance responsibilities are competently performing their job functions;

•                  Ensuring that Caravan’s compliance program remains robust, comprehensive, current, and reasonably designed to identify conflicts of interest and other areas that may expose Caravan to increased regulatory and compliance risk;

•                  Ensuring the timely review of compliance issues;

•                  Ensuring the adequate attention and funding of Caravan’s compliance function; and

•                  Becoming Caravan’s point of contact with regulatory authorities.

CODE OF ETHICS

Introduction

This Code of Ethics is based on the principle that all employees of Caravan and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and Caravan.  This Code of Ethics applies to all “Access Persons” as defined below.  All Access Persons must avoid activities, interests, and relationships that might interfere (or appear to interfere) with making decisions in the best interests of Caravan’s Advisory Clients.

For purposes of this policy, the following words shall have the following meanings:

“Access Persons” means all employees, directors, officers, partners or members (collectively, “investment advisor representatives”) of Caravan, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients’ purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or the portfolio holdings of an affiliate. All of Caravan’s directors, officers, partners, and employees are presumed to be Access Persons.  .

“Advisory Client” means any person or entity for which Caravan serves as investment advisor, renders investment advice or makes investment decisions, or any pooled investment vehicle for which Caravan serves as a general partner.

“Code” means this Code of Ethics policy as supplemented by other policies and procedures contained in the Caravan compliance manual.

“Reportable Securities” means all securities in which an Access Person has a beneficial interest except:  (i) U.S. Government securities, (ii) money market instruments (e.g., bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holding in other mutual funds unless Caravan acts as the investment advisor to, or the principal underwriter of, the subject fund, and (iv) units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

Risks

In developing this policy and procedures, Caravan considered the material risks associated with administering the Code of Ethics.  This analysis includes risks such as:

•                  Employees engage in various personal trading practices that wrongly make use of Non-Public Information resulting in harm to clients or unjust enrichment to the Employee.  (These practices include trading ahead of clients and passing Non-Public Information on to spouses and other persons over whose accounts the Employee has control.).

•                  Employees are able to cherry pick Clients’ trades and systematically move profitable trades to a personal account and let less profitable trades remain in Clients’ accounts.

•                  Employees engage in an excessive volume of personal trading (as determined by the CCO or the CEO) that detracts from their ability to perform services for clients.

•                  The personal trading of Employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act (and Rule 17j-1 of the IC Act).

•                  Employees are not aware of what constitutes Material Non-Public Information.

Caravan has established the following guidelines as an attempt to mitigate these risks.

Policy

A. Guiding Principles and Standards of Conduct

The following set of principles frame the professional and ethical conduct that Caravan expects from its Employees:

Act with integrity, honesty, competence, diligence, respect, professionalism, and in an ethical manner with the public, existing, or prospective clients, and with other investment advisor representatives of Caravan.  This includes honoring all business obligations, not paying or receiving bribes, and not participating in any other unethical or corrupt act, practice, or course of conduct

Always place the interests of clients above your own personal interests; Access Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client.  For example, an employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

Access Persons are prohibited from revealing information relating to the investment intentions, activities, or portfolios of Advisory Clients except to person whose responsibilities require knowledge of the information.

Adhere to the fundamental standard that you should not take inappropriate advantage of your position with Caravan, including when conducting personal securities transactions

Avoid and/or appropriately address any actual or potential conflict of interest; or the appearance of a conflict of interest or any abuse of your position of trust and responsibility to the greatest extent possible; The receipt of investment opportunities or gifts from persons seeking business with Caravan or its Advisory Clients, could call into question the exercise of the independent judgment of an Access Person.  Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements.  Doubtful situations always should be resolved in favor of Advisory Clients.  Technically compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of Caravan’s fiduciary duties

Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

Maintain and improve your professional competence; and

Comply with applicable provisions of the US Federal Securities Laws.

B. Personal Security Transaction Policy

Caravan requires that all access persons request and obtain written pre-clearance from the CCO, the CEO, or Gordian Compliance services (“Gordian”) using Gordian portal (“Star”), before participating in any personal securities transaction, unless exempted below. In addition, all investment advisor representatives must similarly acquire written pre-clearance from the CCO, the CEO, and Gordian before it may purchase any security in an initial public offering or limited offering (e.g., private placements, private investment fund, hedge fund, venture capital funds).  The CCO shall obtain pre-clearance of his/her own personal securities transactions from the CEO, or Gordian. Pre-clearance requests must be submitted in writing and must detail the following information:

•                  The title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of the security;

•                  The nature of the proposed transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•                  The price of the security at which the transaction is to be effected if a limit order, otherwise state that it is a market order;

•                  The name of the broker, dealer, or bank with or through which the transaction will be effected;

•                  The date that the pre-clearance request is being made;

•                  To the employee’s knowledge, whether the security in question, any other security issued by the same issuer, or any derivative security tied to any security issued by the same issuer, is currently recommended for purchase or sale to advisory clients or is currently held in advisory client accounts; and

•                  To the employee’s knowledge, whether Caravan or any of its investment advisor representatives is in possession of material, non-public information of or relating to the security or the issuer.

All pre-clearance requests will be signed and dated by the CCO, the CEO, or Gordian, who will document on the request whether it is approved or denied.  If the request is approved, but an actual or potential conflict with this Code of Ethics exists, the CCO or his designee will document the reason for the approval.  The CCO or his designee will also maintain a record of all pre-clearance requests and responses.  Unless the CCO indicates otherwise in writing, pre-clearance requests are generally only valid for 48 hours from the time of approval and any client orders for the same security to be placed that day must be executed before a personal security order can be placed.

The pre-clearance requirements noted above do not apply to the following:

•                  Transactions effected pursuant to an automatic investment plan; and

•                  Transactions effected in securities that are not “frontier or emerging market securities”, defined as

•                  any security which trades on a public stock exchange of a “frontier or emerging market country” or is a security of a company whose main business and/or headquarters are domiciled in a “frontier or emerging market country” or is any security held in The Emerging Frontiers Fund LP ,The Emerging Frontiers Master Fund Ltd, the Caravan Frontier Markets Opportunities Fund, the Frontier Caravan Emerging Markets Fund, or any other Fund that Caravan may manage, where “frontier or emerging market country” is defined as countries which are members of the MSCI, S&P, FTSE or Russell Frontier or Emerging indices or The Emerging Frontiers Fund LP, The Emerging Frontiers Master Fund Ltd, the Caravan Frontier Markets Opportunities Fund, the Frontier Caravan Emerging Markets Fund, or any other account managed by Caravan. For clarity purposes, Access persons are prohibited from trading securities that are included in Caravan’s investment universe.

•                  Transactions involving:

•                  Direct obligations of the Government of the United States;

•                  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•                  Shares issued by money market funds;

•                  Shares issued by open-end registered investment companies so long as they are not exchange-traded funds;

•                  Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, so long as the UIT does not invest in any mutual fund or ETF for which Caravan or its affiliates serve as investment advisor or principal underwriter; and

•                  Interests in 529 college savings plans

B.1 Security Reporting Requirements

Caravan must collect the following reports from Access Persons:

1) Transactions and holding reports.

Rules 204A-1 and 17j-1 require Access Persons, as defined in the Advisers Act, to report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter. Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

To ensure Caravan’s compliance with Rule 204A-1, the Company requires all Employees to report all Securities transactions that they have made in Securities accounts during the month, as well as any new Securities accounts that they have opened during the month to the CCO using the forms or other methods established for such purpose.  Employees may request that duplicate brokerage statements are provided to the CCO, CEO, or Gordian to report all Securities transactions in brokerage accounts.

Rule 204A-1 requires each transaction report whether initial or annual to contain, at a minimum: the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price of the security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the date the Access Person submits the report.

2) Initial and Annual Holdings Reports.

Employees must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO, the CEO, or Gordian on or before January 31st of each year, and within 10 days of an individual first becoming an Employee.  Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Employee.  Initial and annual holdings reports should be submitted using the forms or methods established for such purpose.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

Rule 204A-1 requires each initial and annual report to contain, at a minimum: the title and type of security, and as applicable the exchange ticker symbol or CUSIP number; number of shares; principal amount of each Reportable Security; the name of any broker, dealer or bank with which the Access Person maintains an account in which any Securities are held; and the date the Access Person submits the report.

These reports will enable Caravan to maintain compliance with Rule 204A-1 under the US Federal Advisers Act, as well as assist Caravan to determine with reasonable assurance any indications of trading abuses or the appearance of a conflict of interest with Client trades.  Accordingly, each Employee shall report his/her securities transactions and holdings Caravan’s CCO; the CCO shall report his/her securities transactions and holdings to the CEO.

B.2 Review

Caravan’s Personal Security Transaction Policy is designed not only to ensure the firm’s compliance with Rule 204A-1, but also to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities.  Accordingly, Caravan will closely monitor Employees’ investment patterns to detect the following abuses:

•                  Frequent and/or short-term trades;

•                  Trading opposite of Client trades; and

•                  Front-running Client accounts, which is a practice generally understood to be Employees personally trading ahead of Clients.

Access Persons are strictly prohibited from engaging in short-term trades of mutual fund shares, as to avoid even the appearance of market-timing activities.  As part of internal monitoring, Caravan shall also conduct a post-trade review of Access Person’s personal trading activities that focuses on any potential conflicts of interest noted above.

The CEO and Gordian will monitor the CCO’s personal securities transactions for compliance with the Personal Security Transaction Policy.

The CCO shall maintain in Caravan’s files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons’ written acknowledgement of receipt of the Code, and (iv) copies of the quarterly and annual compliance certificates required by the Code.

B.3 Reporting violations and Remedial Actions

All violations of the Code must be promptly reported to the CCO, the CEO, or Gordian.  The CCO shall periodically review each Access Persons’ personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code.

If, upon review of each Access Person’s personal trading report, the CCO, the CEO, or Gordian determines that a Access Person has committed a violation of the Code, the CCO or the CEO may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil or criminal referral to the State regulatory authorities.  The CCO or the CEO may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived therefrom and such forfeiture shall be disposed of in a manner that shall be determined by the CCO or the CEO, in their sole discretion.  Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

C. Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures that are reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-public Information by such investment adviser or any person associated with such investment adviser.  In accordance with Section 204A, Caravan has instituted procedures to prevent the misuse of Material Non-public Information.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material.  Advance knowledge of the following types of information is generally regarded as material:

•                  Dividend or earnings announcements;

•                  Write-downs or write-offs of assets;

•                  Additions to reserves for bad debts or contingent liabilities;

•                  Expansion or curtailment of company or major division operations;

•                  Merger, joint venture announcements;

•                  New product/service announcements;

•                  Discovery or research developments;

•                  Criminal, civil, and government investigations and indictments;

•                  Pending labor disputes;

•                  Debt service or liquidity problems;

•                  Bankruptcy or insolvency problems;

•                  Tender offers, stock repurchase plans, etc.;

•                  Information concerning upcoming research analyst recommendations (upgrades / downgrades) prior to dissemination; and

•                  Recapitalization.

What Information Is Non-Public?

In order for issues concerning Insider Trading to arise, information must not only be material, but also non-public.

Once non-public information has been effectively distributed to the investing public, it can no longer be classified as Material Non-Public Information.  However, Material Non-Public Information must be distributed through commonly recognized channels for the classification to change.  In addition, the information must not only be publicly disclosed, there must also be adequate time for the public to receive and digest the information.  Lastly, non-public information does not become public information solely by virtue of being selectively disseminated.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information.  Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could also be a reputational benefit or an expectation that disclosing the information will obligate the recipient to provide a quid pro quo.

Selective Disclosure

Employees must never disclose proposed/pending trades to any client or other individual/entity outside of Caravan. Additionally, employees of Caravan must be careful when disclosing the composition of Clients’ portfolios without obtaining consent from the CCO.  U.S. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of Caravan’s fiduciary duty to clients.  Selectively disclosing the portfolio holdings of a Client’s portfolio to certain outside parties may also be viewed as Caravan engaging in a practice of favoritism.  Including information regarding clients’ portfolio holdings in marketing materials and Caravan’s website is subject to the CCO’s approval in accordance with Caravan’s Advertising and Marketing policy and procedures.  All inquiries that are received by employees to disclose portfolio holdings must be immediately reported to the CCO and or the CEO.  In determining whether or not to approve the dissemination of holdings information, the CCO will consider, among other things, how current the holdings information is.  However, in no case will the CCO approve the dissemination of holdings information that is less than one week old.

Penalties for Trading on Material Non - public Information

Firms and individuals that engage in the act of insider trading face severe penalties, including civil injunctions, treble damages, disgorgement of profits and jail sentences.  Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained

Conversations or Arrangements with Other Market Participants

Employees must be diligent when evaluating information received from investment bankers, hedge funds, and other market participants.  Acting upon knowledge of the plans or strategies of these other market participants may be viewed by regulators as a form of market abuse, particularly when approached by, or acting in concert with, such other participants.  Employees should also be cognizant of the fact that information received from third parties with respect to large pending or contemplated orders in a security may be deemed to be material non-public information with respect to that security.  Any such situations should be discussed immediately with the Chief Compliance Officer.

Reporting by Employee

Employees are required to attest that Material Non-Public information was not communicated subsequent to meetings with certain outside parties that may be in position of Material Non-Public Information, such as government officials or management of current or prospective investments.

Procedures to follow if an Employee believes that he/she possesses Material Non - Public Information

If an Employee believes that he or she is aware of Material Non-Public Information, he or she must inform the CCO or the CEO as soon as possible.  The Employee, CCO and/or the CEO will then conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms found guilty of engaging in insider trading, Employees:

•                  Shall not trade the Securities of any company in which they are deemed insiders who may possess Material Non-Public Information about the company.

•                  Shall not engage in Securities transactions of any company, except in accordance with Caravan’s Personal Security Transaction Policy and U.S. Federal Securities Law.

•                  Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.

•                  Shall not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position.

•                  Shall immediately report their knowledge of any non-public information to the CCO

•                  Shall not proceed with any research, trading, etc. until the CCO have informed the Employee of the appropriate course of action.

•                  The CCO shall determine whether or not the company shall  be limited for personal and Client trading, and at what point such limitation may be lifted.

Caravan strictly prohibits its investment advisor representatives from trading personally or on behalf of others, directly or indirectly, based on material, non-public, or confidential information.  Caravan additionally prohibits the communication of material non-public information to others in violation of the law.  If you become aware of the misuse of material nonpublic information by an investment advisor representative of Caravan, you are required to immediately report such to the CCO.

The SEC defines material by saying that “Information is material if ‘there is a substantial likelihood that a reasonable investor would consider it important’ in making an investment decision.”  Information is nonpublic if it has not been disseminated in a manner making it available to investors generally.  You should not rely on an “assurance” from a third-party that the information in question has been disclosed and is no longer nonpublic.  It is Caravan’s responsibility to check various media sources or obtain hard copy evidence to verify such representation before relying on it.

If you come into possession of material non-public information, you must report such to the CCO, refrain from disclosing such information to anyone else at Caravan or outside of the firm, and refrain from disclosing or issuing a recommendation that is based in whole or in part on that material non-public information.  Please keep in mind that Caravan’s policy with respect to Insider Trading applies to all situations where material, non-public information is received by an investment advisor representatives of Caravan, regardless of the source of that information (i.e., it does not matter whether the tipper is an “Insider” or if you obtained the information by overhearing a conversation that you were not a party to).

Upon notification, the CCO will determine an appropriate course of action to take based on the facts and circumstances of the situation, which may include a firm-wide prohibition on trading securities of, or related to, the issuer for client or personal accounts or heightened monitoring of internal and external communications.  Any further dissemination of material non-public information may only be made to a party with a valid business reason for their need to know such information and only after obtaining approval from the CCO.

Additionally, it is the SEC’s and various States’ position that the term “material nonpublic information” relates not only to information about issuers but also to an investment advisor’s securities recommendations to its clients and to clients’ securities holdings and transactions.  This type of material nonpublic information does not need to be reported to the CCO, however, you should always treat such information as material and nonpublic, the dissemination of which or taking inappropriate advantage of would most likely cause substantial harm to clients.

Gifts

The following provisions regarding gifts apply to all Access Persons:

Accepting Gifts.  On occasion, because of their position with Caravan, Access Persons may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons.  Acceptance of extraordinary or extravagant gifts is prohibited.  Any such gifts must be declined and returned in order to protect the reputation and integrity of Caravan.  Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted.  All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO or the CEO.

Solicitation of gifts.  Access Persons are prohibited from soliciting gifts of any size under any circumstances.

Giving gifts.  Access Persons may not give any gift with a value in excess of $500 per year to an Advisory Client or persons who do business with, regulate, advise or render professional services to Caravan.

All Access Persons must complete and submit a Gift & Entertainment Reporting Form to the CCO, on a yearly basis, who will review such report and maintain a log of such activities.

Outside Business Activities and Involvement in Legal Proceedings

All investment advisor representatives are expected to devote their full time during regular hours of employment, and during other hours when needed, to Caravan’s interests.  Investment advisor representatives seeking outside employment or engaging in outside business activities, whether paid or volunteer, must get the approval of the CCO or the CEO before engaging in any such activity.  No outside employment or business activity will be approved which might pose or create the appearance of a conflict of interest, or might otherwise interfere with the supervised person’s regular duties or their working effectiveness.

As a supervised person of a registered investment advisor, you may be barred or otherwise disqualified from working for or associating with Caravan depending on your current or past involvement in certain types of regulatory or legal proceedings.  Consequently, all investment advisor representatives are required to promptly notify the CCO or the CEO of any criminal and other legal proceedings or investigations in which he/she may have been involved or may currently be involved or subject to.  Additionally, all investment advisor representatives are required to complete and submit annually an Outside Business Activity and Disciplinary Action Disclosure Form to the CCO or the CEO.

Whistleblower Policy

This policy establishes procedures for the receipt, review, and retention of complaints relating to illegal activity or activities and/or violations of Caravan’s written policies and procedures, including this Code.

Caravan is committed to complying with all applicable SEC rules and regulations, applicable state and federal securities law, accounting standards, accounting controls, and audit practices.  While Caravan does not encourage frivolous complaints, it does expect its officers, Employees, and agents to report any irregularities and other suspected wrongdoing regarding questionable securities compliance, accounting or auditing matters.  It is Caravan’s policy that its Employees may submit complaints of such information on a confidential and anonymous basis without fear of dismissal or retaliation of any kind.  This policy applies only to reports concerning accounting violations or violations of any state or federal securities rule or regulation (“Violations”)

The CCO or the CEO are responsible for overseeing the receipt, investigation, resolution, and retention of all complaints submitted pursuant to this policy.

This policy was adopted to:

a.                                   Cause violations to be disclosed before they can disrupt the business or operations of the Firm, or lead to serious loss;

b.                                   Promote a climate of accountability and full disclosure with respect to the Firm’s accounting, internal controls, compliance matters, and Code of Ethics; and

c.                                    Ensure that no individual feels at a disadvantage for raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Compliance Manual, Code of Ethics, or law.

Reporting Persons Protected

This policy and the related procedures offer protection from retaliation against officers, Employees, and agents who make any complaint with respect to perceived violations (referred to herein as a “Reporting Person”), provided the complaint is made in good faith. “Good faith” means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

The Firm will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his employment with the Firm based upon such Reporting Person’s submitting in good faith any complaint regarding an Violation.  Any acts of retaliation against a Reporting Person will be treated by the Firm as a serious violation of Firm policy and could result in dismissal.

Scope of Complaints

The Firm encourages Employees and officers (“Inside Reporting Persons”) as well as non-Employees such as agents, consultants and investors (“Outside Reporting Persons”) to report irregularities and other suspected wrongdoings, including, without limitation, the following:

a.                                                   Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Firm;

b.                                                   Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;

c.                                                    Deficiencies in or noncompliance with the Firm’s internal controls and procedures;

d.                                                   Misrepresentation or false statement to or by a senior officer of the Firm regarding any matters in violation of state and/or federal securities laws; or

e.                                                    Deviation from full and fair reporting of the Firm’s financial condition.

Confidentiality of Complaint

The CCO or the CEO will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized the Firm to disclose his identity.

The CCO or the CEO will exercise reasonable care to keep the identity of any Outside Reporting Person confidential until it launches a formal investigation.  Thereafter, the identity of the Outside Reporting Person may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint.  Furthermore, the identity of an Outside Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

Submitting Complaints

Inside Reporting Persons should submit complaints in accordance with the following procedures:

1.              Complaints must be submitted in writing and mailed in a sealed envelope addressed as follows:  Confidential — To be Opened Only by the CCO or the CEO.

2.              If they so desire, Inside Reporting Persons may request to discuss their complaint with the CCO or the CEO by indicating such desire and including their name and telephone number in the complaint.

3.              Inside Reporting Persons may report violations on an anonymous basis.  The CCO urges any Employee that is considering making an anonymous complaint to strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve.  In addition, Employees considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis.  Therefore, the Firm encourages Employees to identify themselves when making reports of Violations.  In responding to anonymous complaints, the CCO or the CEO will pay due regard to:

(i)             The fairness to any individual named in the anonymous complaint;

(ii)          The seriousness of the issue raised;

(iii)       The credibility of the information or allegations in the complaint, with allegations that are conclusory or that do not have a specific factual basis being likely to receive less credence; and

(iv)      The ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.

Outside Reporting Persons should submit complaints concerning violations in accordance with the following procedures:

1.              Complaints may be submitted by e-mail to the CCO or the CEO or by a written letter in a sealed envelope addressed as follows:  Confidential — To be Opened Only by the CCO or the CEO.

2.              Outside Reporting Persons are required to disclose their identity in any complaints submitted under this policy. Complaints submitted by non-Employees on an anonymous basis may not be reviewed.

Investigation of Complaints

Upon receipt of a complaint, the CCO (or his designated representative) will confirm the complaint pertains to a violation.  Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein.  Any complaints submitted pursuant to this policy that do not relate to a violation will be returned to the Reporting Person, unless the Reporting Person’s identity is unknown.

1.              The CCO may enlist Employees of the Firm and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint.

2.              The results of each investigation will be reported timely to the CCO, who will then apprise the CEO, and prompt and appropriate remedial action will be taken as warranted in the judgment of the CEO or as otherwise directed by the CCO.  Any actions taken in response to a complaint will be reported to the Reporting Person to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

3.              An Inside Reporting Person who is not satisfied with the outcome of the initial investigation or the remedial action taken with respect thereto, if any, may submit directly to the CCO for its review a written complaint with an explanation of why the investigation or remedial action was inadequate.  An Inside Reporting Person may submit a revised complaint on an anonymous basis in his sole discretion.  The Inside Reporting Person should forward the revised complaint to the attention of the CCO in the same manner as set out above for the original complaint.

4.              The CCO will review the Reporting Person’s revised complaint, together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation.  The CCO will conduct a subsequent investigation to the extent and in the manner it deems appropriate.  The CCO may enlist Employees of the Firm and outside legal, accounting and other advisors, as appropriate, to undertake the subsequent investigation.  The CCO or its designated representative will inform the Reporting Person of any remedial action taken in response to a Revised Complaint to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

Retention of Complaints

The CCO will maintain all complaints received, tracking their receipt, investigation, and resolution.  All complaints and reports will be maintained in accordance with the Firm’s confidentiality and document retention policies.

Unsubstantiated Allegations

If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person.  In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported.  If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action.  Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated:  (i) the conclusions of the investigation will be made known to both the Reporting Person, unless the complaint was submitted on an anonymous basis, and, if appropriate, to the persons against whom any allegation was made in the complaint; and (ii) the allegations will be dismissed.

Reporting and Annual Review

The CCO will submit periodic reports to the CEO of all complaints and any remedial actions taken in connection therewith.  This policy will be reviewed annually by the CCO, taking into account the effectiveness of this policy in promoting the reporting of Violations of the Firm, but with a view to minimizing improper complaint submissions and investigations.

SEC Whistleblower Program

The Dodd-Frank Wall Street Reform and Consumer Protection Act provided the SEC with the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation. To be considered for an award, the SEC’s rules require that a whistleblower must voluntarily provide the SEC with original information that leads to the successful enforcement by the SEC of a federal court or administrative action in which the SEC obtains monetary sanctions totaling more than $1 million.

The final rules do not require that employee whistleblowers report violations internally in order to qualify for an award.

Under the rules, a whistleblower who provides information to the SEC is protected from employment retaliation if the whistleblower possesses a reasonable belief that the information he or she is providing relates to a possible securities law violation that has occurred, is ongoing, or is about to occur. In addition, the rules make it unlawful for anyone to interfere with a whistleblower’s efforts to communicate with the SEC, including threatening to enforce a confidentiality agreement.

Caravan’s employees can report a concern directly to the SEC and Caravan will not interfere with a whistleblower’s efforts to communicate with the SEC. Further, Caravan will comply with the anti-retaliation provisions under the SEC whistleblower rules, as discussed above.

Certification of Compliance

Initial Certification

Caravan is required to provide all investment advisor representatives with a copy of the Code of Ethics.  All investment advisor representatives are required to certify in writing, using the Code of Ethics Acknowledgement Form, that they have: (i) received a copy of the Code of Ethics; (ii) read and understand all provisions of the Code of Ethics; and iii) agree to comply with the terms of the Code of Ethics.

Acknowledgement of Amendments

Caravan is required to provide all investment advisor representatives with any amendments to the Code of Ethics, each of who must submit a Code of Ethics Acknowledgement Form to acknowledge that they have received, read, and understood the amendments to the Code of Ethics.

Annual Certification

All investment advisor representatives must annually certify, using the Code of Ethics Acknowledgement Form, that they have read, understood, and complied with the Code of Ethics, that they have made all of the reports required by the Code of Ethics, and have not engaged in any prohibited conduct.

The CCO shall maintain onsite, all certifications and acknowledgements of compliance submitted by investment advisor representatives for a period of five years from the end of the calendar year in which the certification or acknowledgement was made.